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                                                                      EXHIBIT 99


                                         Contact:        Samuel E. Chilakos
                                                         Chief Financial Officer
                                                         310-459-9676



         CALIFORNIA BEACH RESTAURANTS, INC. COMPLETES PRIVATE OFFERING
                 AND TENANT IMPROVEMENT AND EQUIPMENT FINANCING

Pacific Palisades, California, March 30, 1999. California Beach Restaurants, Inc. (OTC Bulletin Board: CBHR) completed a $1,800,000 private offering of convertible notes, and a tenant improvement and equipment loan today. The proceeds of these transactions will be used to finance the renovations at Gladstone's 4 Fish and to retire existing indebtedness. As indicated in the Company's 10-Q filing for the three months ended January 31, 1999, subordinated, convertible notes were sold to a limited number of existing shareholders of the Company. The notes are immediately convertible into common stock of the Company at a rate of $1 per share, and pay interest at 5% per annum. The Company may pay the interest on the notes in cash or in kind. Fifty percent of the outstanding principal and interest of the notes, at the option of the note purchasers, will mature in three years, and the balance of the notes mature in four years.

The Company has entered into an agreement for tenant improvement and equipment financing with Lyon Credit Corporation. The terms of the agreement provide for the extension of up to $1,200,000 of credit, to be repaid over a 5 year period with interest at the rate of the yield to maturity of the five year Treasury Note plus 400 basis points. This financing will be secured by certain tenant improvements and equipment.